Exhibit 14.1
CORPORATE CODE OF BUSINESS ETHICS AND CONDUCT
Introduction
Flex LNG Ltd. (the “Company” or “Flex”) and all entities controlled by the Company have a strong commitment to promoting honest conduct and ethical business conduct by all Employees (as defined below) and compliance with the laws that govern the conductof our business worldwide. We believe that a commitment to honesty, ethical conductand integrity is a valuable asset that builds trust with our customers, suppliers, employees, shareholders, and the communities in which we operate. To implement our commitment, we have developed a code of business ethics and conduct (“the Code”). This Code has been designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships and avoidance of conflicts of interest. The Code establishes rules and standards regarding behavior and performance and any violation of the rules and standards embodied in the Code is not tolerated and will subject those responsible to disciplinary action.
The Code applies to all entities controlled by the Company and all employees, directors, officers and agents of the Company, including representatives and agents of the Company’s manager, Frontline Management (Bermuda) Limited, Flex LNG Fleet Management AS and Frontline Management AS, (collectively, “Employee(s)”). All Employees are required to read and understand the Code and certain Employees will be required to provide a certification to that effect. We encourage all Employees to ask questions regarding the application of the Code. Employees may direct such questions to their manager (in the absence of an actual or potential conflict of interest), or to a Board member.
Employees individually are ultimately responsible for their compliance with the Code. Every manager will also be responsible for administering the Code as it applies to Employees and operations within each manager’s area of supervision.
The Company’s policy is to distribute the Code to affiliated companies and urge that they have in force similar policies and procedures to secure compliance with the principals of business integrity and ethics as set forth in this Code.
Employees who observe or become aware of a situation that they believe to be a violation of the Code have an obligation to notify their manager, an Audit Committee member or an Independent Director unless the Code directs otherwise. Violations involving a manager should be reported directly to an Audit Committee member or an Independent Director. When a manager receives a report of a violation, it will be the manager’s responsibility to handle the matter in consultation with an Audit Committee member or an Independent Director. If an Employee reporting a violation wishes to remain anonymous, all reasonable steps will be taken to keep their identity confidential. All communications will be taken seriously and, if warranted, any reports of violations will be investigated.
Procedures Regarding Waivers
Because of the importance of the matters involved in this Code, waivers will be granted only in limited circumstances and where circumstances would support a waiver. Waivers of the Code may only be made by the Board.
The Board of Directors

CORPORATE CODE OF BUSINESS ETHICS AND CONDUCT
Compliance with Laws, Rules and Regulations
All Employees are responsible for complying with the various laws, rules and regulations of the countries and regulatory authorities that affect the Company’s business. Questions with respect to your duties under the law should be directed to your manager.
Honest and Fair Dealing
Employees must endeavor to deal honestly, ethically and fairly with the Company’s customers, suppliers, charterers, competitors and Employees. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privilege information, misrepresentation of material facts, or any other unfair-dealing practice.

Honest conduct is considered to be conduct that is free from fraud or deception and ethical conduct is considered to be conduct conforming to accepted professional standards of conduct.
Conflict of Interest and Corporate Opportunity
Employees must:

a)	avoid any interest that conflicts with the interests of the Company or that could reasonably be determined to harm the Company’s reputation, and

b)
report any actual or potential conflict of interest (including any material transaction or relationship that reasonably could be expected to give rise to such conflict) immediately to their manager or a Board member and adhere to instructions concerning how to address such conflict of interest.

A conflict of interest exists if actions by any Employee are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to persons or entities other than the Company, or by actual or potential personal benefit or gain.
Employees owe a duty to advance the legitimate interests of the Company when the opportunities to do so arise. Employees may not take for themselves personally opportunities that are discovered through the use of corporate property, information or position.
Confidentiality and Privacy
It is important that Employees protect the confidentiality of Company information. Employees may have access to proprietary and confidential information concerning the Company’s business, clients and suppliers. Confidential information includes such items as non-public information concerning the Company’s business, financial results and prospects and potential corporate transactions. Employees are required to keep such information confidential during employment as well as thereafter, and not to use, disclose, or communicate that confidential information other than in the course of employment. To ensure the confidentiality of any personal information collected and to comply with applicable laws, any Employee in possession of non-public, personal information about the Company’s customers, potential customers, or Employees, must maintain the highest degree of confidentiality and must not disclose any personal information unless authorization is obtained.
Proper Use of Company Assets
The Company’s assets are only to be used for legitimate business purposes and only by authorized Employees or their designees. This applies to tangible assets (such as office equipment, telephone, copy machines, etc.) and intangible assets (such as trade secrets and confidential information). Employees have a responsibility to protect the Company’s assets from theft and loss and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. If you become aware of theft, waste or misuse of the Company’s assets you should report this to your manager.
Securities Trading
Investment by Employees in Flex securities is encouraged. However, because we are a public company we are subject to a number of laws concerning the purchase of our shares and other publicly traded securities. Company policy prohibits Employees and their family members from trading securities while in possession of material, non-public information relating to the Company or any other company, including a customer or supplier that has a significant relationship with the Company.
Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy, hold or sell securities. In short, any information that could reasonably affect the price of securities is material. Information is considered to be “public” only when it has been released to the public through appropriate channels and enough time has elapsed to permit the investment market to absorb and evaluate the information. If you have any doubt as to whether you possess material non-public information, you should contact your manager, an officer of the Company or the Company’s representative in charge of insider trading matters and the advice of legal counsel may be sought.
Directors, officers and senior managers (“primary insiders”) are subject to various reporting and insider trading requirements. All employees are required to obtain clearance in advance of any contemplated securities transactions from the Company’s representative in charge of insider trading matters or the Board and are also required to comply with all reporting requirements.

Policies against Discrimination and Harassment
The Company prohibits discrimination against any Employee, prospective Employee or any other person on the basis of sex, race, color, age, religion, sexual preference, marital status, national origin, disability, ancestry, political opinion, or any other basis prohibited by the laws that govern its operations.
The Company prohibits harassment. Employees are expected to treat all persons with respect. “Harassment” includes any conduct likely to cause offense or humiliation to any person or that might, on reasonable grounds, be perceived by a reasonable person to place a condition on employment or on any opportunity for training or promotion.
Integrity of Corporate Records
All business records, expense accounts, vouchers, bills, payrolls, service records, reports to government agencies and other reports must accurately reflect the facts. Without limiting the foregoing, all reports and documents filed with the U.S. Securities and Exchange Commission, as well as other public communications should be full, fair, accurate and understandable.
The books and records of Flex must be prepared with care and honesty and must accurately reflect our transactions. All corporate funds and assets must be recorded in accordance with Company procedures. No undisclosed or unrecorded funds or assets shall be established for any purpose.
The Company’s accounting personnel must provide the independent public accountants and the Board with all information they request. Employees must not, and must not direct others to, take any action to fraudulently influence, coerce, manipulate or mislead independent public accountants engaged in the audit or review of the Company’s financial statements for the purpose of rendering those financial statements materially misleading.
Special Ethics obligations for Employees with Financial Reporting Responsibilities
The Chief Executive Officer, the Chief Financial Officer and Principal Accounting Officer and those other employees designated by the Chief Financial Officer as being involved in the preparation of the Company’s financial statements (collectively, the “Financial Statement Reporting Employees”) have a special role both to adhere to the forgoing principals themselves and also promote a culture throughout the Company of the importance of full, fair, timely, accurate and understandable reporting of the Company’s financial results and conditions. Because of this special role, the Financial Statement Reporting Employees are bound by the following financial employee code of ethics, and by accepting the Code, each such Financial Statement Reporting Employee agrees that she or he will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•
Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable within accepted materiality standards. Provide full, fair, accurate, timely and understandable disclosure on SEC reports and other public communications.

•	Provide full, fair, accurate, timely and understandable disclosure on SEC reports and other public communications.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing ones independent judgment to be subordinated.

•
Respect the confidentiality of information acquired in the course of ones work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of ones work is not used for personal advantage.

•	Promptly report all material internal violations of the Code to ones supervisor, chief financial officer as appropriate.

•	Acknowledge that any material violation of the Code may subject one to disciplinary action up to and including termination.
The Financial Employee Code of Ethics is deemed to be the “code of ethics” required under Section 406 of the Sarbanes-Oxley Act of 2002.

Entertainment, Gifts, Payments and Bribery
Decisions by the Company and its agents relating to the procurement and provision of goods and services should always be free from even a perception that favorable treatment was sought, received or given as the result of furnishing or receiving gifts, favors, hospitality, entertainment or other similar gratuity. The giving or receiving of anything of value to induce such decisions is prohibited. Employees should never solicit a gift or favor from those with whom the Company does business. Providing or receiving gifts or entertainment of moderate value motivated by commonly accepted business courtesies is permissible, but not if such gifts or entertainment would reasonably be expected to cause favoritism or a sense of obligation.
No bribes or other similar payments and benefits, directly or indirectly, shall be paid to employees of suppliers or customers.
Compliance with Anti-Trust Laws
The Company’s business may be subject to United States, European Union and other foreign government anti-trust and similar laws. All Employees must comply with such laws and you should confer with your manager whenever you have a question with respect to the possible anti-competitive effect of particular transactions.
Reporting of Violations of the Code
Directors, officers and employees should promptly report to an Audit Committee member or an Independent Director information of any act by any director, officer or employee that violates the Code. Flex will treat such information in a confidential manner. Employees are encouraged to speak to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation.